Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Contingent Income Auto-Callable Securities Based on the Worst Performing Shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc. due April 11, 2014	$10,000,000.00	$1,288.00
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

January 2014 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 31, 2013)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Worst of Income Auto-Callable Securities due April 11, 2014

$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Worst of Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a fixed monthly coupon payment with respect to each determination date. If the closing prices of both the underlying stocks are greater than or equal to their respective initial stock prices on any determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount plus the coupon payment for that month. However, if on any determination date the closing price of either underlying stock is less than its respective initial stock price, the securities will not be redeemed. Investors must be willing to accept the risk of receiving shares of the least performing underlying stock, which will occur if the securities are not redeemed prior to maturity and the closing price of either underlying stock is below its respective downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the least performing underlying stock and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stocks. Because payment at maturity on the securities is based on the least performing of the underlying stocks, a decline beyond the respective downside threshold level of either underlying stock will result in a significant loss of your investments even if the other underlying stock appreciates or has not declined as much. These securities are for investors who are willing to risk their principal and seek to earn interest at a potentially above market rate in exchange for the risk of loss of all of the stated principal amount. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying stocks:	Common Stock of salesforce.com, inc. (Bloomberg Ticker: “CRM”) Common stock of Yelp Inc. (Bloomberg Ticker: “YELP”)
Aggregate principal amount:	$10,000,000
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	January 8, 2014
Original issue date:	January 13, 2014 (3 business days after the pricing date)
Maturity date:	April 11, 2014 subject to adjustments for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any of the first two determination dates, the closing prices of both the underlying stocks are greater than or equal to their respective initial stock prices, the securities will be automatically redeemed for an early redemption amount on the first coupon payment date immediately following the related determination date. Following an early redemption, no further amounts will be due to you under the securities.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the coupon payment with respect to the related determination date.
Coupon payment:	21.00% per annum, paid monthly, subject to early redemption.
Determination dates:	February 10, 2014, March 10, 2014 and April 8, 2014 subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, ” — Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to April 8, 2014 as the final determination date. The calculation agent may adjust (i) the determination dates (including the final determination date) to ensure that the term between each determination date remains the same and/or (ii) the final determination date and maturity date to ensure that the stated term of the Securities remains the same.
Coupon payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the monthly coupon payment with respect to the final determination date will be made on the maturity date.
Payment at maturity:(1)	• If the final stock prices of both underlying stocks are greater than or equal to their respective downside threshold levels:	(i) the stated principal amount plus (ii) the coupon payment with respect to the final determination date
	• If the final stock price of either underlying stocks is less than its respective downside threshold level:	(i) a number of shares of the least performing underlying stock equal to its exchange ratio as of the final determination date (and, if applicable cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date.
The exchange ratio is less than 1 and your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	For each underlying stock, the principal amount divided by its initial stock price.
Underlying return:	The difference between the final stock price and initial stock price divided by the initial stock price.
Least performing underlying stock:	The underlying stock with the largest percentage decrease between its initial stock price and its final stock price, as compared to the percentage decreases or increases between the respective initial stock price and final stock price of both the underlying stocks. The determination of the least performing underlying stock may be affected by the occurrence of certain corporate events affecting one or more of the underlying stocks.
Downside threshold level:	$37.01, which is equal to 65% of the initial stock price of salesforce.com, inc.
$50.97, which is equal to 65% of the initial stock price of Yelp Inc. (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Initial stock price:	$56.94, which is equal to the closing price of salesforce.com, inc. on the pricing date
$78.42, which is equal to the closing price of Yelp Inc. on the pricing date
(as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Final stock price:	The closing price of each underlying stock on the final determination date
CUSIP:	90271T315
ISIN:	US90271T3150
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	1.00%	99.00%
Total	$10,000,000.00	$100,000.00	$9,900,000.00
(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $0.10 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.10 per $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental information regarding plan of distribution; conflicts of interest; secondary market (if any).”

The estimated initial value of the securities as of the trade date is $9.774 for securities linked to the common stock of salesforce.com, inc. and the common stock of Yelp Inc. The estimated initial value of the securities was determined as of the close of relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 11 and 12 of this pricing supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 31, 2013      Prospectus dated January 11, 2012

Pricing Supplement dated January 8, 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated May 31, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000277/c346643_690870-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Worst of Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “Worst of Income Auto-Callable Securities”, dated May 31, 2013.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Investment Summary

The Worst of Income Auto-Callable Securities due April 11, 2014 based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc., which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon payment, which is an amount equal to $0.175 (equivalent to 21.00% per annum of the stated principal amount) per security, with respect to each monthly determination date. The coupon payment will be payable monthly on the relevant coupon payment date, which is the third business day after the related determination date.

If the closing prices of both the underlying stocks are greater than or equal to their respective initial stock prices on any of the first two determination dates, the securities will be automatically redeemed for an early redemption amount equal to the stated principal amount plus the coupon payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock prices of both underlying stocks are greater than or equal to the respective downside threshold levels, the payment at maturity will also be the sum of the stated principal amount and the coupon payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price of either underlying stock is less than the respective downside threshold level, investors will be exposed to the decline in the closing price of the least performing underlying stock, as compared to the respective initial stock price, on a 1 to 1 basis and investors will be entitled to receive (i) a number of shares of the least performing underlying stock equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date. If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio of the least performing underlying stock multiplied by its final stock price. The value of such shares (or that cash) will be less than 65% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept (i) the risk of losing their entire principal and (ii) an early redemption of their securities. In addition, investors will not participate in any appreciation of the underlying stocks.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon payment equal to $0.175 (equivalent to 21.00% per annum of the stated principal amount) per security, with respect to each determination date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable coupon payment, and the payment at maturity will vary depending on the final stock prices, as follows:

Scenario 1	On any of the first two determination dates, the closing prices of both the underlying stock are greater than or equal to their respective initial stock prices.
■ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the coupon payment with respect to the related determination date.
■ Investors will not participate in any appreciation of the underlying stocks from their respective initial stock prices.
■ Investors will not receive any further coupon payments.

Scenario 2	The securities are not automatically redeemed prior to maturity and the final stock prices of both underlying stocks are greater than or equal to their respective downside threshold levels.
■ The payment due at maturity will be (i) the stated principal amount plus (ii) the coupon payment with respect to the final determination date.
■ Investors will not participate in any appreciation of the underlying stocks from their respective initial stock prices.

Scenario 3	The securities are not automatically redeemed prior to maturity and the final stock price of either underlying stock is less than its respective downside threshold level.

■

The payment due at maturity will be (i) a number of shares of the least performing underlying stock equal to its exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of those shares as of the final determination date plus, in both cases, the coupon payment with respect to the final determination date.

■ If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
■ Investors will lose some and may lose all of their principal in this scenario.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE STATED PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

The securities will not be subject to an early redemption if the closing price of any underlying stock is below its respective initial stock price on any determination date. If not redeemed, you will lose some or all of your investment at maturity if either underlying stock is below its respective downside threshold level.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing of the underlying stocks.
■	You believe the closing price of each of the underlying stocks will be equal to or greater than their respective downside threshold levels on the final determination date.
■	You believe the market prices of the underlying stocks are not likely to appreciate by more than the value of the coupons paid on the securities.
■	You understand and accept that you will not participate in any appreciation, if any, in the price of the underlying stocks and that your potential return is limited to the monthly coupon payments specified in this pricing supplement.
■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stocks.
■	You are willing to invest in the securities based on the coupon payments of $0.175 (equivalent to 21.00% per annum of the stated principal amount) per security.
■	You are willing to forgo dividends paid on the underlying stocks and you do not seek guaranteed current income from this investment.
■	You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 3 months, and accept that there may be little or no secondary market for the securities.
■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
■	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing of the underlying stocks.
■	You believe that the closing price of either underlying stock will decline during the term of the securities and is likely to close below the applicable downside threshold level on the final determination date.
■	You believe the market prices of the underlying stocks are likely to appreciate by more than the value of the coupons paid paid on the securities.
■	You seek an investment that participates in any appreciation in the price of the underlying stocks or that has unlimited return potential.
■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stocks.
■	You are unwilling to invest in the securities based on the coupon payments of $0.175 (equivalent to 21.00% per annum of the stated principal amount) per security.
■	You prefer to receive the dividends, if any, paid on the underlying stocks and you seek guaranteed current income from this investment.
■	You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 3 months, or you seek an investment for which there will be an active secondary market for the securities.
■	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing prices and (2) the final stock prices.

Diagram #1: First Two Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the first page of this pricing supplement):

Hypothetical Initial Stock Price: Underlying Stock A: Underlying Stock B:	$50.00 $80.00
Hypothetical Downside Threshold Level: Underlying Stock A: Underlying Stock B:	$32.50, which is 65% of the initial stock price $52.00, which is 65% of the initial stock price
Hypothetical Exchange Ratio*: Underlying Stock A: Underlying Stock B:	0.200, which is the stated principal amount divided by the hypothetical initial stock price 0.125, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical Monthly Coupon Payment:	$0.175 per security
Stated Principal Amount:	$10.00 per security
*	If you receive shares at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final stock price.

In Examples 1 and 2, the closing prices of the underlying stocks fluctuate over the term of the securities and the closing prices of the underlying stocks are greater than or equal to the hypothetical respective initial stock prices on one of the first two determination dates. Because the closing prices are greater than or equal to the respective initial stock prices on one of the first two determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing prices on the first two determination dates are less than their respective initial stock prices, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1				Example 2
Determination Dates	Hypothetical Closing Price Underlying Stock A	Hypothetical Closing Price Underlying Stock B	Coupon Payment	Early Redemption Amount*	Hypothetical Closing Price Underlying Stock A	Hypothetical Closing Price Underlying Stock B	Coupon Payment	Early Redemption Amount
#1	$50.00 (at or above initial stock price)	$85.00 (at or above initial stock price)	—*	$10.175	$45.00 (below initial stock price)	$75.00 (below initial stock price)	$0.175	N/A
#2	N/A	N/A	N/A	N/A	$62.50 (at or above initial stock price)	$100.00 (at or above initial stock price)	—*	$10.175
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Payment at Maturity	N/A				N/A
*	The early redemption amount includes the unpaid coupon payment with respect to the determination date on which the closing prices for the underlying stocks are greater than or equal to their respective initial stock prices and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the first determination date, as the closing prices of both underlying stocks on the first determination date are equal to their respective initial stock prices. You receive the early redemption amount, calculated as follows:

stated principal amount + coupon payment = $10.00 + $0.175 = $10.175

In this example, the early redemption feature limits the term of your investment to approximately 1 month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly coupon payments. Your early redemption amount per security in this example is $10.175 (a 1.75% total return on the securities).

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

In Example 2, the securities are automatically redeemed following the second determination date as the closing prices of both underlying stocks on the second determination date are greater than their respective initial stock prices. You receive the coupon payment of $0.175 with respect to each prior determination date. Following the second determination date, you receive an early redemption amount of $10.175, which includes the monthly coupon payment with respect to the second determination date.

In this example, the early redemption feature limits the term of your investment to approximately 2 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly coupon payments. Further, although both underlying stocks have appreciated by 25% from their respective initial stock prices on the second determination date, you only receive an early redemption amount of $10.175 per security and do not benefit from such appreciation. Your total return per security in this example is 3.50%.

	Example 3				Example 4
Determination Dates	Hypothetical Closing Price Underlying Stock A	Hypothetical Closing Price Underlying Stock B	Coupon Payment	Early Redemption Amount	Hypothetical Closing Price Underlying Stock A	Hypothetical Closing Price Underlying Stock B	Coupon Payment	Early Redemption Amount
#1	$40.00 (below initial stock price)	$70.00 (below initial stock price)	$0.175	N/A	$49.50 (below initial stock price)	$71.00 (below initial stock price)	$0.175	N/A
#2	$42.00 (below initial stock price)	$77.00 (below initial stock price)	$0.175	N/A	$46.00 (below initial stock price)	$73.00 (below initial stock price)	$0.175	N/A
Final Determination Date	$34.00 (below downside threshold level and initial stock price)	$65.00 (below downside threshold level and initial stock price)	—*	N/A	$40.00 (above downside threshold level; below initial stock price)	$32.00 (below downside threshold level and initial stock price)	$0.175	N/A
Total Payment at Maturity	$10.525				$4.525
*	The final coupon payment will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

In Example 3, on each of the first two determination dates, the closing price of one or both of the underlying stocks is below its respective initial stock price. As a result, the securities are not subject to early redemption. At maturity, the closing prices of both underlying stocks are above their respective downside threshold levels on the final determination date. Although the final stock prices of the underlying stocks are less than their respective initial stock prices, because the final stock price of each underlying stock is not less than its respective downside threshold level, you receive the stated principal amount plus the coupon payments with respect to each determination date, including the final determination date. Your total payment at maturity is calculated as follows:

$10.00 + $0.525 = $10.525

In this example, you receive the stated principal amount per security plus the coupon payments, equal to a total payment of $10.525 per security at maturity. Your total return per security in this example is 5.25%.

In Example 4, on each determination date throughout the term of the securities, the closing price of one or both of the underlying stocks is below its respective initial stock price. As a result, the Securities are not subject to early redemption and you will receive a monthly coupon payment equal to $0.175 on each respective coupon payment date for a total of $0.525 coupon payments in respect of all determination dates (including the final determination date). However, at maturity, you are fully exposed to the decline in the least performing underlying stock. As the final stock price of an underlying stock is less than its respective downside threshold level, investors will receive a number of shares of the least performing underlying stock equal to its exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.1250 shares of the least performing underlying stock plus the coupon payment with respect to the final determination date =
($32.00 × 0.125) + $0.525 = $4.525

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount. Your total return per security in this example is negative 54.75% representing a loss of over 50% of the stated principal amount.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final stock price of either underlying stock is

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

less than its downside threshold level, UBS will deliver to you a number of shares of the least performing underlying stock or the cash value of such shares at maturity, the value of which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

The securities will not be subject to an early redemption if the closing price of any underlying stock is below its respective initial stock price on any determination date. If not redeemed, you will lose some or all of your investment at maturity if either underlying stock is below its respective downside threshold level.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

■	You are exposed to the price risk of each underlying stock with respect to the payment at maturity, if any. Your return on the securities is not linked to a basket consisting of the underlying stocks. Rather, it will be contingent upon the performance of each individual underlying stock. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the underlying stocks. Poor performance by either underlying stock over the term of the securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying stock. For the securities to be redeemed prior to maturity or to receive the stated principal amount at maturity from UBS, both underlying stocks are required to close above their respective initial stock prices or downside threshold levels, respectively, on the applicable determination date. In addition, if these securities are not redeemed prior to maturity and if either underlying stock has declined below its downside threshold level as of the final determination date, you will be fully exposed to the negative return of the least performing underlying stock, even if the other underlying stock has appreciated. Accordingly, your investment is subject to the price risk of each underlying stock.
■	Your potential return on the securities is limited to the coupons paid on the securities. The return potential of the securities is limited to the pre specified coupon rate, regardless of the appreciation of the underlying stocks. In addition, the total return on the securities will vary based on whether the securities are subject to early redemption prior to the final determination date. If the securities are redeemed due to the early redemption feature, you will not receive any coupon payments or any other payment in respect of any determination dates after the applicable coupon payment date. Since the securities could be redeemed as early as the first determination date, the total return on the securities could be minimal. If the securities are not redeemed, you will not participate in any appreciation in the price of the underlying stocks even though you will be subject to each underlying equity’s risk of decline. As a result, the return on an investment in the securities could be less than the return on a direct investment in any or all of the underlying stocks.
■	Because the securities are linked to the performance of more than one underlying stock (instead of to the performance of one underlying stock), it is more likely that one of the underlying stocks will decrease in value below its downside threshold level, increasing the probability that you will lose some or all of your initial investment. The risk that at maturity you will lose some or all of your initial investment in the securities is greater if you invest in the securities as opposed to securities that are linked to the performance of a single underlying stock if their terms are otherwise substantially similar. With a greater total number of underlying stocks, it is more likely that an underlying stock will close below its downside threshold level on the final determination date, and therefore it is more likely that at maturity will receive an amount in stock or cash which is worth less than your stated principal amount. In addition, if the performances of the underlying stocks are not correlated to each other, the risk that an underlying stock will close below its downside threshold level on the final determination date, is even greater.
■	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price of either underlying stock is less than their respective downside threshold level, you will be exposed to the decline in the closing price of the least performing underlying stock, as compared to its initial stock price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the least performing underlying stock equal to its exchange ratio (or, at our option, the cash value of such shares). The value of those shares on the final determination date (or that cash) will be less than 65% of the stated principal amount and could be zero.
■	Higher coupon payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stocks reflects a higher expectation as of the pricing date that the closing prices of such underlying stocks could close below their downside threshold levels on the final determination date of the securities. This greater expected risk will generally be reflected in higher coupon payments for that security. However, while the coupon payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing prices of the underlying stocks for your securities could fall sharply, which could result in a significant loss of principal.
■	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
■	Stock specific risk. The closing prices of the underlying stocks can rise or fall sharply due to factors specific to the underlying stocks and the issuers of the underlying stocks (the ``underlying stock issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

investigation into the underlying stock issuers and the underlying stocks for your securities. For additional information regarding the underlying stocks, please see ``Information about the Underlying Stocks,” “salesforce.com, inc.” and “Yelp” Inc. below and the underlying stock issuers’ SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuers with the SEC.
■	Fair value considerations.
■	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and expected dividends on the underlying stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the trade date is less than the issue price you pay for the securities.
■	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Stock specific risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
■	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the trade date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
■	Limited or no secondary market and secondary market price considerations.
■	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
■	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution; conflicts of interest; secondary market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

■	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the prices of the underlying stocks; the volatility of the underlying stocks; the dividend rates paid on the underlying stocks; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
■	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
■	Investors will not participate in any appreciation in the prices of the underlying stocks. Investors will not participate in any appreciation in the prices of the underlying stocks from their respective initial stock prices, and the return on the securities will be limited to the coupon payment that is paid with respect to each determination, including the final determination date.
■	No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the prices of the underlying stocks will rise or fall. The prices of the underlying stocks will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stocks. You should be willing to accept the downside risks of owning equities in general and the underlying stocks in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.
■	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will not receive further monthly coupon payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock prices and the final stock prices and whether the closing prices of the underlying stocks on any determination date are greater than or equal to their respective initial stock prices or are below their respective downside threshold levels. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the coupon payment and downside threshold level, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
■	Investing in the securities is not equivalent to investing in the shares of the underlying stock. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks.
■	No affiliation with the underlying stock issuers. The underlying stock issuers are not affiliates of ours, are not involved with the offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying stocks in connection with the offering.
■	We may engage in business with or involving the underlying stock issuers without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying stock issuers without regard to your interests and thus may acquire non-public information about the underlying stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stocks, which may or may not recommend that investors buy or hold the underlying stocks.
■	The antidilution protection of the underlying stocks are limited and may be discretionary. The calculation agent will make adjustments to the applicable initial stock price and downside threshold level for certain corporate events affecting a particular underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect an underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

■	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stocks. These hedging or trading activities on or prior to the pricing date could potentially affect the initial stock prices of the underlying stocks and, as a result, the downside threshold levels. Additionally, these hedging or trading activities during the term of the securities could potentially affect the closing prices of the underlying stocks on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
■	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse affect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.
■	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Information about the Underlying Stocks
salesforce.com, inc.

According to publicly available information, salesforce.com, inc. (“Salesforce”) is a provider of enterprise cloud computing applications and social enterprise solutions. Salesforce provides customer and collaboration relationship management (CRM), applications through the Internet or cloud to businesses and industries worldwide. Salesforce also provides a technology platform for customers and developers to build and run business applications. Salesforce offers its services to businesses on a subscription basis, primarily through direct sales efforts and indirectly through partners. Salesforce offers consulting, implementation and training services to customers to facilitate the adoption of its enterprise cloud computing collaboration relationship management application and platform services. It maintains four core services—Sales Cloud, Service Cloud, Marketing Cloud and the Salesforce Platform. Information filed by Salesforce with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32224, or its CIK Code: 0001108524. Salesforce’s website is http://www.salesforce.com. Salesforce’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM.”

Information as of market close on January 8, 2014:

Bloomberg Ticker Symbol:	CRM UN <Equity>
Current Stock Price:	$56.94
52 Weeks Ago (on January 8, 2013):	$42.4925
52 Week High (on November 15, 2013):	$57.31
52 Week Low (on June 20, 2013):	$36.75

All disclosures contained herein regarding the underlying stock are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying stock for the period of January 4, 2010 through January 8, 2014. The closing price of the underlying stock on January 8, 2014 was $56.94. The associated graph shows the closing prices of the underlying stock for each day from June 23, 2004 to January 8, 2014. The dotted line represents the downside threshold level of $37.01, which is equal to 65% of the closing price on January 8, 2014. We obtained the information in the table below from Bloomberg Professional Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

salesforce.com, inc.	High	Low	Period End
2010
First Quarter	$19.38	$15.52	$18.61
Second Quarter	$24.28	$18.89	$21.46
Third Quarter	$30.79	$21.77	$27.95
Fourth Quarter	$37.65	$24.98	$33.00
2011
First Quarter	$36.62	$30.00	$33.40
Second Quarter	$38.39	$32.24	$37.25
Third Quarter	$39.83	$27.72	$28.57
Fourth Quarter	$34.79	$24.51	$25.37
2012
First Quarter	$39.34	$24.37	$38.63
Second Quarter	$39.89	$31.83	$34.57
Third Quarter	$39.86	$30.34	$38.17
Fourth Quarter	$42.73	$34.92	$42.03
2013
First Quarter	$46.59	$40.84	$44.71
Second Quarter	$47.01	$36.75	$38.18
Third Quarter	$53.38	$37.80	$51.91
Fourth Quarter	$57.31	$49.91	$55.19
2014
First Quarter (Through January 8, 2014)	$56.94	$54.23	$56.94

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

The Common Stock of salesforce.com, inc. — Daily Closing Prices June 23, 2004 to January 8, 2014

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Yelp Inc.

According to publicly available information, Yelp Inc. (“Yelp”) operates an online platform offering consumers reviews of a range of types of local businesses, including restaurants, boutiques, dentists, and mechanics, among others. Yelp’s reviews are written and uploaded by consumers and can include ratings and photos. Yelp also offers access to its services through its mobile application. Yelp also generates revenue by offering businesses the opportunity to reach consumers through its platform by providing marketing data and intelligence, along with targeted search advertising and the ability to personalize their review pages. Yelp’s primary operations are based in the United States, however it also offers services in a number of international markets. Information filed by Yelp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35444, or its CIK Code: 0001345016. Yelp’s website is http://www.yelp.com. Yelp’s class A is listed on the New York Stock Exchange under the ticker symbol “YELP.”

Information as of market close on January 8, 2014:

Bloomberg Ticker Symbol:	YELP UN <Equity>
Current Stock Price:	$78.42
52 Weeks Ago (on January 8, 2013):	$20.83
52 Week High (on January 8, 2014):	$78.42
52 Week Low (on January 22, 2013):	$19.90

All disclosures contained herein regarding the underlying stock are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying stock for the period of March 2, 2012 through January 8, 2014. The closing price of the underlying stock on January 8, 2014 was $78.42. The associated graph shows the closing prices of the underlying stock for each day from March 2, 2012 to January 8, 2014. The dotted line represents the downside threshold level of $50.97, which is equal to 65% of the closing price on January 8, 2014. We obtained the information in the table below from Bloomberg Professional Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Yelp Inc.	High	Low	Period End
2012
First Quarter (Beginning on March 2, 2012)*	$28.09	$19.80	$26.89
Second Quarter	$27.12	$15.22	$22.73
Third Quarter	$27.05	$17.87	$27.05
Fourth Quarter	$28.89	$16.77	$18.85
2013
First Quarter	$25.13	$19.70	$23.71
Second Quarter	$34.87	$22.77	$34.77
Third Quarter	$70.59	$34.02	$66.18
Fourth Quarter	$74.89	$58.20	$68.95
2014
First Quarter (Through January 8, 2014)	$78.42	$67.66	$78.42

*	Yelp’s common stock commenced trading on the New York Stock Exchange on March 2, 2012 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2012 includes data for the period from March 2, 2012 through March 30, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

The Common Stock of Yelp Inc. — Daily Closing Prices March 2, 2012 to January 8, 2014

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

This document relates only to the securities offered hereby and does not relate to the underlying stocks or other securities of the underlying stocks. We have derived all disclosures contained in this document regarding the underlying stocks from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stocks. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the underlying stocks (and therefore the price of the underlying stocks at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stocks could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stocks.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.
If you are able to sell the securities in the secondary market on a determination date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date. If you are able to sell your securities in the secondary market on the day following an determination date and before the applicable contingent payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:	The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Worst of Income Auto-Callable Securities product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Worst of Income Auto-Callable Securities product supplement.
The United States federal income tax consequences of your investment in the securities are complex and uncertain. By purchasing a security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a security for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the securities require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components:
Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term securities and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.
Put option component — The put option component would generally not be taxed until sale or maturity of the securities. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.
With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stock	Coupon Rate	Interest on Debt Component	Put Option Component
The common stock of salesforce.com, inc. and the common stock of Yelp Inc.	21.00% per annum	0.23% per annum	20.77% per annum

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the securities. If you receive the underlying stock, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stock and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying stock.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your securities as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your securities could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities. Please read the discussion in ''Supplemental U.S. Tax Considerations” on page PS-46 of the Worst of Income Auto-Callable Securities product supplement for a more detailed description of the tax treatment of your securities.
In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Worst of Income Auto-Callable Securities product supplement unless and until such time as some other treatment is more appropriate.
Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the securities.
Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a security or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days ormore during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

If the securities are physically settled by delivery to you of the underlying stock, you may suffer adverse U.S. federal income tax consequences if you hold such underlying stock. In respect of any ofthe underlying stock, you may be subject to U.S. withholding tax on U.S. source dividends received inrespect of such stock that you hold.
Further we will not attempt to ascertain whether the issuer of any of the underlying stock constitutes or would be treated as a “United States real property holding corporation” within the meaning of Section 897. We also have not attempted to determine whether the securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of any of the underlying stock or the securities were so treated, certain adverse U.S. federal income tax consequences could apply, including subjecting any gain to a non-U.S. Holder in respect of such underlying stock or a security upon a sale, exchange, redemption or other taxable disposition of such underlying stock or security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Underlying as a United States real property holding corporation or the securities as United States real property interests. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for each of the underlying stocks.
Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks including shares of the underlying stock), may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the securities.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASES, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.
Supplemental information regarding plan of distribution; conflicts of interest; secondary market (if any)	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.10 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.10 for each $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 11 and 12 of this pricing supplement.

January 2014

Worst of Income Auto-Callable Securities due April 11, 2014
$10,000,000 Based on the least performing shares between the common stock of salesforce.com, inc. and the common stock of Yelp Inc.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

January 2014